Exhibit 99.1

Build-A-Bear Workshop, Inc. Provides Second Quarter Fiscal 2015 Outlook in Conjunction with Its Participation at the Stephens Conference

Expects second quarter comparable store sales to increase in the low single digit range

Expects to improve operating performance in the second quarter

ST. LOUIS--(BUSINESS WIRE)--June 3, 2015--Build-A-Bear Workshop, Inc. (NYSE:BBW) today issued an outlook for second quarter comparable store sales and operating performance in conjunction with its presentation at the Stephens 2015 Spring Investment Conference being held today. The Company currently expects second quarter fiscal 2015 comparable store sales to increase in the low single digit range and expects to report its tenth consecutive quarter of improved operating performance in the second quarter of fiscal 2015. The Company reported an operating loss of $3.9 million in the 2014 second quarter.

Build-A-Bear Workshop will participate in The Stephens 2015 Spring Investment Conference today, Wednesday, June 3rd at 10:00am ET. Sharon Price John, Chief Executive Officer and Chief President Bear, Voin Todorovic, Chief Financial Officer, will host the presentation.

The audio portion of the presentation will be webcast live at http://IR.buildabear.com and remain available for ninety days.

The Company noted that its comparable store sales and operating performance expectations are estimated as its quarter has not been completed and therefore the information in this press release may change.

About Build-A-Bear Workshop, Inc.

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For list for the seventh year in a row in 2015. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $392.4 million in fiscal 2014. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its Web site at buildabear.com.

Forward-Looking Statements:

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended January 3, 2015, as filed with the SEC, and the following:

--	general global economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
--	customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
--	we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
--	our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
--	we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
--	we may be unable to generate comparable store sales growth;
--	we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
--	we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
--	we may not be able to operate our international company-owned profitably;
--	the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
--	our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
--	we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
--	we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
--	we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
--	we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
--	we are subject to risks associated with technology and digital operations;
--	we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
--	we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
--	high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
--	our plans to leverage the Build-A-Bear brand to drive strategic expansion may not be successful;
--	our market share could be adversely affected by a significant, or increased, number of competitors;
--	we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
--	poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
--	fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
--	we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

CONTACT:
Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221